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                                                                     EXHIBIT 99



FOR IMMEDIATE RELEASE           Media Contact:    Marianne Gooch  281-406-2212
                                Investor Contact: David Tucker    281-406-2370

    Parker Drilling Announces Earnings Guidance, 4th Quarter Conference Call

Houston, Jan. 12, 2005 -- Parker Drilling Company (NYSE: PKD) today confirmed its previous guidance of a net loss per share of $0.05 to $0.10 for the fourth quarter of 2004. Most, if not all of the loss, is attributable to non-routine charges relating to asset dispositions and write downs. The Company is positioned to show improved results for 2005 and expects earnings to be in line with First Call 2005 estimates of net income per share of $0.05 to $0.14.

     Parker will host its fourth quarter conference call at 10 a.m. CST (11 a.m. EST) on Feb. 8, 2005. Earnings for the quarter will be released that morning prior to the call. Those interested in participating in the call may dial in at (303) 262-2130. The conference call replay can be accessed from noon CST, Feb. 8, 2005 until 11:59 p.m. CST, Feb. 15, 2005 by dialing (303) 590-3000 and using the access code 11021350#. Alternatively, the call can be accessed live through the Parker Web site at http://www.parkerdrilling.com. The archived call will be available on the Web for 12 months.

     Parker Drilling is a Houston-based global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore markets. Parker also owns Quail Tools, a provider of premium industry rental tools. Parker Drilling has 59 marketed rigs and employs approximately 3,000 people worldwide.

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This release contains certain statements that may be deemed to be
"forward-looking statements" within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company's rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ from those expressed or implied in the forward-looking statements. For a more detailed discussion of risk factors, please refer to the Company's reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2003. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward- looking statement.